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As filed with the Securities and Exchange Commission on January 25, 2006

Registration No. 333-128827

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACORDA THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2836	13-3831168
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Skyline Drive
Hawthorne, New York 10532
(914) 347-4300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Ron Cohen
Chief Executive Officer
15 Skyline Drive
Hawthorne, New York 10532
(914) 347-4300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy To:

Ellen B. Corenswet Covington & Burling 1330 Avenue of the Americas New York, New York 10019 (212) 841-1000	Danielle Carbone Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:

This Amendment No. 5 to the registration statement on Form S-1 of Acorda Therapeutics, Inc. is filed solely for the purpose of filing the following exhibits: Exhibit 10.14; Exhibit 10.15; Exhibit 10.16; Exhibit 10.18; Exhibit 10.19; Exhibit 10.20; Exhibit 10.21; Exhibit 10.22; Exhibit 10.23; Exhibit 10.24; Exhibit 10.25; Exhibit 10.26; Exhibit 10.27; Exhibit 10.28; Exhibit 10.29; Exhibit 10.32; Exhibit 10.38; Exhibit 10.40; and Exhibit 10.41.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth our estimated costs and expenses (other than underwriting discounts) payable in connection with this offering.

SEC Registration Fee	$10,152.00
NASD Filing Fee	9,125.00
Nasdaq National Market Listing Fee	5,000.00
Printing and Engraving Expenses	375,000.00
Legal Fees and Expenses	900,000.00
Accounting Fees and Expenses	750,000.00
NASD-related Legal Fees and Expenses	20,000.00
Transfer Agent and Registrar Fees and Expenses	20,000.00
Miscellaneous	10,000.00

Total	$2,099,277.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Acorda Therapeutics, Inc., or the Registrant, is a Delaware corporation. Section 145 of the Delaware General Corporation Law, or the DGCL, grants each corporation organized thereunder the power to "indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations or the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section l74 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Article Six of the Registrant's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1) provides that except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Article Six of the Registrant's Amended and Restated Certificate of Incorporation and Article Six of the Registrant's Amended Bylaws provide that, to the fullest extent permitted by the DGCL, the Registrant shall indemnify any current or former director or officer of the Registrant and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Registrant against all expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        Article Six of the Registrant's Amended and Restated Certificate of Incorporation also provides that the Registrant shall advance expenses incurred by a director or officer of the Registrant in defending any civil, criminal, administrative or investigative such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized by the Registrant's By-laws. In addition, upon the closing of this offering, our amended and restated certificate of incorporation (filed as exhibit 3.2) will provide that if a claim under the Registrant's By-laws is not paid in full by the Registrant within thirty days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim, and if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses, the claimant shall be paid also the expense of prosecuting such claim.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        Within the past three years, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. All of the below-referenced securities are deemed restricted securities for the purpose of the Securities Act.

        In May 2003, we consummated a private placement of 112,790,233 shares of our Series J Convertible Preferred Stock to a group of accredited investors at a purchase price of $0.49 per share for aggregate consideration of approximately $55,267,000.

        In March 2004, we consummated a private placement of 1,533,330 shares of our Series K Convertible Preferred Stock to a group of accredited investors at a purchase price of $7.50 per share for aggregate consideration of approximately $11,499,958.

Stock Options

        In the fourth quarter of 2002, we issued options to purchase 2,218 shares of our common stock with a fair market value price of $2.60 to a number of our employees.

        In the first quarter of 2003, we issued options to purchase 5,465 shares of our common stock with a fair market value price of $2.60 to a number of our employees. We also issued 1,282 options to purchase our common stock with a fair market value price of $2.60 to a non-employee director.

        In the second quarter of 2003, we issued options to purchase 288 shares of our common stock with a fair market value price of $2.60 to a number of our employees.

        In the third quarter of 2003, we issued options to purchase 1,062,081 shares of our common stock with a fair market value price of $2.60 to a number of our employees.

        In the fourth quarter of 2003, we issued options to purchase 48,077 shares of our common stock with a fair market value price of $2.60 to a number of our employees. We also issued 1,924 options to purchase our common stock with a fair market value price of $2.60 to a number of non-employees.

        In the first quarter of 2004, we issued options to purchase 17,192 shares of our common stock with a fair market value price of $9.75 to a number of our employees. We also issued 1,912 options to purchase our common stock with a fair market value price of $7.64 to a number of employees.

        In the third quarter of 2004, we issued options to purchase 3,769 shares of our common stock with a fair market value price of $9.75 to a number of our employees.

        In the fourth quarter of 2004, we issued options to purchase 44,615 shares of our common stock with a fair market value price of $9.75 to a number of our employees.

        In the first quarter of 2005, we issued options to purchase 34,615 shares of our common stock with a exercise price of $8.14 to a number of our employees.

        In the third quarter of 2005, we issued options to purchase 548,484 shares of our common stock with a exercise price of $8.14 to a number of our employees. We also issued 32,699 options to purchase our common stock with a exercise price of $8.14 to a non-employee director.

        In the fourth quarter of 2005, we issued options to purchase 3,461 shares of our common stock with an exercise price of $8.14 to a number of our employees.

Restricted Shares

        On March 9, 2004, and August 6, 2004, we issued 1,134,393 and 5,077 restricted shares, respectively, to a number of our employees.

        On August 3, 2005, we issued 7,692 restricted shares to two of our non-employee directors.

Warrants

        On January 28, 2005, in connection with entering into our senior secured term loan with GE Capital, we issued to GE Capital a warrant to purchase up to $300,000 worth of shares of our preferred stock (or, if we have consummated our initial public offering, shares of our common stock) in an amount and at a price to be determined pursuant to the terms thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Exhibit Index

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

        (b)   Financial Statement Schedules

        None

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2)   The undersigned registrant hereby undertakes that:

            (a)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (b)   For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2006

By:	/s/ RON COHEN Ron Cohen, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RON COHEN Ron Cohen, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2006
/s/ DAVID LAWRENCE David Lawrence, M.B.A.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2006
* Standish M. Fleming, M.B.A.	Director	January 25, 2006
* John H. Friedman, J.D.	Director	January 25, 2006
* Sandra Panem, Ph.D.	Director	January 25, 2006
* Barclay A. Phillips	Director	January 25, 2006
* Mark R.E. Pinney, M.B.A., C.F.A., M.Sc.	Director	January 25, 2006
* Lorin J. Randall	Director	January 25, 2006

* Steven M. Rauscher, M.B.A.	Director	January 25, 2006
* Michael Steinmetz, Ph.D.	Director	January 25, 2006
* Wise Young, Ph.D., M.D.	Director	January 25, 2006
*By:	/s/ RON COHEN Ron Cohen Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement
3.1	*	Amended and Restated Certificate of Incorporation
3.2	*	Amended Bylaws
3.3	*	Form of Post-IPO Amended and Restated Certificate of Incorporation
3.4	*	Form of Post-IPO Amended Bylaws
3.5	*	Amendment No. 1 to Amended and Restated Certificate of Incorporation
3.6	*	Amendment No. 2 to Amended and Restated Certificate of Incorporation
4.1	*	Specimen Stock Certificate
4.2	*	Warrant to purchase 100,000 shares of Series B Preferred Stock, $2.00 par value per share, dated February 4, 2002, issued by the Registrant to Elan International Services, Ltd.
4.3	*	Warrant to purchase 40,000 shares of common stock, $0.10 par value per share, dated May 1, 1996, issued by the Registrant to Mark Noble and Margo Meyer
4.4	*	Warrant to purchase $300,000 worth of Warrant Shares, dated January 28, 2005, issued by the Registrant to General Electric Capital Corporation
5.1	**	Opinion of Covington & Burling
10.1	*	Acorda Therapeutics 1999 Employee Stock Option Plan
10.2	*	Amendment to 1999 Employee Stock Option Plan
10.3	*	Amendment No. 2 to 1999 Employee Stock Option Plan
10.4	*	Acorda Therapeutics 2006 Employee Incentive Plan
10.5	*	Acorda Therapeutics 2006 Employee Incentive Plan, as amended as of January 13, 2005
10.6	*	Sixth Amended and Restated Registration Rights Agreement, dated March 3, 2004, by and among the Registrant and certain stockholders named therein
10.7	*	Employment Agreement, dated August 11, 2002, by and between the Registrant and Ron Cohen
10.8	*	Amendment to August 11, 2002 Employment Agreement, dated September 26, 2005, by and between the Registrant and Ron Cohen
10.9	*	Letter Agreement, dated November 30, 2004, by and between the Registrant and Mark Pinney
10.10	*	Employment Agreement, dated as of December 19, 2005, by and between the Registrant and Andrew R. Blight
10.11	*	Employment Agreement, dated as of December 19, 2005, by and between the Registrant and Mary Fisher
10.12	*	Employment Agreement, dated as of December 19, 2005, by and between the Registrant and David Lawrence
10.13	*	Employment Agreement, dated as of December 19, 2005, by and between the Registrant and Jane Wasman

10.14	†	Amended and Restated License Agreement, dated September 26, 2003, by and between the Registrant and Elan Corporation, plc.
10.15	†	Supply Agreement, dated September 26, 2003, by and between the Registrant and Elan Corporation, plc.
10.16	†	License Agreement, dated September 26, 2003, by and between the Registrant and Rush-Presbyterian-St. Luke's Medical Center
10.17	*	Side Agreement, dated September 26, 2003, by and among the Registrant, Rush-Presbyterian-St. Luke's Medical Center, and Elan Corporation, plc.
10.18	†	Payment Agreement, dated September 26, 2003, by and among the Registrant, Rush-Presbyterian-St. Luke's Medical Center, and Elan Corporation, plc.
10.19	†	Amendment No. 1 to the Payment Agreement, dated as of October 27, 2003, by and between the Registrant and Elan Corporation, plc.
10.20	†	Amended and Restated License Agreement, dated August 1, 2003, by and between the Registrant and Canadian Spinal Research Organization
10.21	†	License Agreement, dated February 3, 2003, by and between the Registrant and Cornell Research Foundation, Inc.
10.22	†	License Agreement, dated November 12, 2002, by and between the Registrant and CeNeS Pharmaceuticals, plc
10.23	†	License Agreement, dated November 12, 2002, by and between the Registrant and CeNeS Pharmaceuticals, plc
10.24	†	License Agreement, dated September 8, 2000, by and between the Registrant and Mayo Foundation for Medical Education and Research
10.25	†	Side Letter Agreement, dated June 1, 2005, by and between the Registrant and Mayo Foundation for Medical Education and Research
10.26	†	Asset Purchase Agreement, dated as of July 21, 2004, by and between the Registrant and Elan Pharmaceuticals, Inc.
10.27	†	Zanaflex Supply Agreement, dated as of July 21, 2004, by and between the Registrant and Elan Pharma International Limited
10.28	†	Assignment and Assumption Agreement, dated as of July 21, 2004, by and among the Registrant, Elan Pharmaceuticals, Inc., and Novartis Pharma AG
10.29	†	License Agreement, dated April 17, 1991, by and between Sandoz Pharma, now Novartis Pharma AG and Athena Neurosciences, Inc., now Elan Pharmaceuticals, Inc.
10.30	*	Patent Assignment Agreement, dated as of July 21, 2004, by and between the Registrant and Elan Pharmaceuticals, Inc.
10.31	*	Trademark License Agreement, dated as of July 21, 2004, by and between the Registrant and Elan Pharmaceuticals, Inc.
10.32		Agreement Relating to Additional Trademark, dated as of July 2005, by and between the Registrant and Elan Pharmaceuticals, Inc.
10.33	*	Domain Name Assignment Agreement, dated as of July 21, 2004, by and between the Registrant and Elan Pharmaceuticals, Inc.
10.34	*	Bill of Sale and Assignment and Assumption Agreement, dated as of July 21, 2004, by and between the Registrant and Elan Pharmaceuticals, Inc.

10.35	*	Limited Recourse Convertible Promissory Note issued to Elan International Services, Ltd.
10.36	*	Full Recourse Convertible Promissory Note issued to Elan International Services, Ltd.
10.37	*	Note Modification and Amendment, dated as of December 23, 2005, by and between the Registrant and Elan Pharma International Limited
10.38	†	Fampridine Tablet Technical Transfer Program Proposal for Commercial Registration, dated February 26, 2003, by and between the Registrant and Patheon, Inc.
10.39	*	Securities Amendment Agreement, dated September 26, 2003, by and among the Registrant, Elan Corporation plc and Elan International Services, Ltd.
10.40	†	Syndicated Sales Force Agreement, dated as of August 1, 2005, between the Registrant and Cardinal Health PTS, LLC
10.41	†	License Agreement, dated as of December 19, 2003, by and among the Registrant, Cambridge University Technical Services Limited, and King's College London
10.42	*	Promissory Note issued to General Electric Capital Corporation
10.43	*	Revenue Interests Assignment Agreement, dated as of December 23, 2005, between the Registrant and King George Holdings Luxembourg IIA S.à.r.l., an affiliate of Paul Royalty Fund II, L.P.
21.1	*	List of Subsidiaries of the Registrant
23.1	*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of KPMG Independent Public Accounting Firm
23.3	**	Consent of Covington & Burling (included in Exhibit 5.1)
24.1	*	Power of Attorney of Standish M. Fleming, John Friedman, Sandra Panem, Barclay A. Phillips, Mark R.E. Pinney, Steven M. Rauscher, Michael Steinmetz, and Wise Young
24.2	*	Power of Attorney of Lorin J. Randall

*
Previously filed.

**
To be filed by amendment.

†
Confidential treatment has been requested for portions of this Exhibit, which portions are omitted and filed separately with the Securities and Exchange Commission.

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Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX